UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20509

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 10, 2010

Tejon Ranch Co.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-7183	77-0196136
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P. O. Box 1000, Lebec, California	93243
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code 661 248-3000

(Former Name or Former Address, if Changed Since Last Report)

Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits

Signatures

Item 8.01	Other Events

On May 10, 2010, the Company announced the terms of its rights offering to stockholders. Under the terms of the rights offering, Tejon will distribute, at no charge, to the holders of its common stock as of 5:00 p.m., New York time, on May 21, 2010, one transferable subscription right for each share of Tejon common stock then owned. Each subscription right will entitle the holder to purchase 0.1270 shares of common stock at a purchase price of $23.00 per share. Assuming the rights offering is fully subscribed, Tejon currently expects the gross proceeds of the offering to be approximately $50 million.

The rights offering also includes an over-subscription privilege, which entitles a stockholder who exercises all of its basic subscription privilege in full the right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right. If there are not enough unsubscribed shares to honor all requests under the over-subscription privilege, Tejon may, at its discretion, elect to issue up to an additional 434,789 of over-allotment shares to honor requests under the over-subscription privilege. If the over-allotment shares are issued maximum gross proceeds in the offering would be approximately $60 million.

The net proceeds of the offering will be used to provide additional working capital for general corporate purposes, including to fund entitlement and development activities and to continue our investment into new water assets and water facilities.

Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits (Furnished Pursuant to Item 12).

99.1	Press Release of the Company dated May 10, 2010, announcing the terms for rights offering to stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 11, 2010	TEJON RANCH CO.

	By:	/s/ ALLEN E. LYDA
	Name:	Allen E. Lyda
	Title:	Senior Vice President, and Chief Financial Officer

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